Exhibit 99.1

Press Release

K-SEA TRANSPORTATION PARTNERS L.P. ANNOUNCES RECORD RESULTS FOR FIRST QUARTER OF FISCAL 2006; INCREASES CASH DISTRIBUTION TO $0.57 PER UNIT

NEW YORK, OCTOBER 28, 2005 – K-Sea Transportation Partners L.P. (NYSE: KSP) today reported record results of operations for its fiscal 2006 first quarter ended September 30, 2005.  The Company also announced that its distribution to unitholders in respect of the first quarter will increase by $0.01 to $0.57 per unit, or $2.28 per unit annualized.  The distribution will be payable on November 14, 2005 to unitholders of record on November 8, 2005.

For the three months ended September 30, 2005, the Company reported operating income of $6.2 million, an increase of $1.7 million, or 37%, compared to $4.5 million of operating income for the three months ended September 30, 2004.  The increase resulted from the expansion of the Company’s fleet barrel-carrying capacity over the past year and continued strong vessel utilization, plus improved average daily rates in the Company’s coastwise trade as a result of continuing strong demand for refined petroleum products and higher oil prices.  Additional vessels put into service over the past year include the tank barges acquired as part of the Norfolk acquisition in December 2004, which are now contributing positively to operating results, one vessel which was placed back in service in September 2004, after being double hulled, and one vessel placed back in service in May 2005 after being retrofitted.  Hurricanes Katrina and Rita had no significant impact on operations for the quarter.

These improvements were partially offset by increased general and administrative costs and depreciation.  The increase in general and administrative expenses of $1.6 million resulted from $0.6 million of increases in personnel costs in support of the Company’s growth, a $0.4 million increase in costs associated with being a public company (including costs for compliance with the Sarbanes-Oxley Act of 2002), and costs related to the Norfolk operations acquired in late 2004.   Earnings before interest, taxes, depreciation, amortization, and losses on reduction of debt (EBITDA) increased by $1.8 million, or 18%, to $11.6 million for the three months ended September 30, 2005, compared to $9.9 million in the fiscal 2005 first quarter.

Net income for the three months ended September 30, 2005 was $4.2 million, or $0.47 per fully diluted limited partner unit, an increase of $1.1 million compared to $3.1 million, or $0.37 per fully diluted limited partner unit, for the three months ended September 30, 2004.  The increase in net income resulted from the improved operating earnings offset by increased interest expense in the fiscal 2006 first quarter due to higher average borrowings incurred to finance vessel acquisitions over the past year.

As previously reported, on October 18, 2005 K-Sea closed its acquisition of Sea Coast Transportation LLC.  Sea Coast operates fifteen tank barges and fifteen tugboats, representing 705,000 barrels of capacity, which represents a 27% increase in the barrel-carrying capacity of the K-Sea fleet to almost 3.3 million barrels, which K-Sea believes makes it the largest coastwise tank barge operator, measured by barrel-carrying capacity, in the United States.  Additionally, on October 21, 2005, K-Sea acquired an 80,000 barrel integrated tug-barge unit for approximately $13 million, for operation on the Great Lakes, which is expected to be immediately accretive to distributable cash flow.

President and CEO Timothy J. Casey said “Our results for the fiscal 2006 first quarter improved significantly from the prior year, reflecting the factors mentioned above.  We expect our results to be strengthened further by our ongoing capacity additions, in particular the acquisition of Sea Coast in October.  Additionally, five new vessels currently under construction, including one 100,000 barrel and four 28,000 barrel tank barges, are scheduled to be delivered during fiscal 2006, which we expect to contribute further to the growth in earnings and distributable cash flow.  In light of our results and expectations, our Board of Directors has approved a one cent per unit increase in our quarterly distribution, the fourth distribution increase since our initial public offering in January 2004.”

The Company’s distributable cash flow for the first quarter of fiscal 2006 was $6.6 million, or approximately 1.15 times the amount needed to cover the increased cash distribution of $5.8 million declared in respect of the period.  During October 2005, the Company issued a total of 950,000 new common units in a public offering, and 125,000 new common units in connection with the Sea Coast acquisition.  Excluding these new units, distribution coverage for the quarter ended September 30, 2005 would have been 1.28 times.

Earnings Conference Call

The Company has scheduled a conference call for Monday, October 31, 2005, at 10:00 am Eastern time, to review the first quarter results.  Dial-in information for this call is (800) 299-0433 (Domestic) and (617) 801-9712 (International).  The Participant Passcode is 77590197.  The conference call can also be accessed by webcast, which will be available at www.k-sea.com.  Additionally, a replay of the call will be available by telephone until November 7, 2005; dial in information for the replay is (888) 286-8010 (Domestic) and (617) 801-6888 (International).  The Passcode is 56782794.

About K-Sea Transportation Partners

K-Sea Transportation Partners provides refined petroleum products marine transportation, distribution and logistics services in the U.S. domestic marine transportation business, and its common units trade on the New York Stock Exchange under the symbol KSP.  For additional information, please visit the Company’s website, including the Investor Relations section, at www.k-sea.com .

Use of Non-GAAP Financial Information

The Company reports its financial results in accordance with generally accepted accounting principles.  However, certain non-GAAP financial measures such as EBITDA and distributable cash flow used in the business are also presented.  EBITDA is used as a supplemental financial measure by management and by external users of financial statements to assess (a) the financial performance of the Company’s assets and the Company’s ability to generate cash sufficient to pay interest on indebtedness and make distributions to partners, (b) the Company’s operating performance and return on invested capital as compared to other companies in the industry, and (c) compliance with certain financial covenants in the Company’s debt agreements.  The Company believes distributable cash flow is useful as another indication of the ability to generate cash and pay distributions to partners.  Neither EBITDA nor distributable cash flow should be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity under GAAP.  EBITDA and distributable cash flow as presented herein may not be comparable to similarly titled measures of other companies.  Presented in the tables below is a reconciliation of each of these measures to the most directly comparable GAAP measure.

Cautionary Statements

This press release contains forward-looking statements, which include any statements that are not historical facts, such as the Company’s expectations regarding business outlook, vessel utilization,

integration of recently acquired vessels (including the cost, timing and effects thereof), delivery of newbuild tank barges, modifications to existing vessels (including the cost, timing and effects thereof), growth in earnings and distributable cash flow, and future results of operations.  These statements involve risks and uncertainties, including, but not limited to, insufficient cash from operations, a decline in demand for refined petroleum products, a decline in demand for tank vessel capacity, intense competition in the domestic tank barge industry, the occurrence of marine accidents or other hazards, the loss of any of the Company’s largest customers, fluctuations in charter rates, delays or cost overruns in the construction of new vessels, difficulties in integrating recently acquired vessels, failure to comply with the Jones Act, modification or elimination of the Jones Act and adverse developments in the marine transportation business and other factors detailed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.  If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected.  The Company disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

K-SEA TRANSPORTATION PARTNERS L.P.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except for unit and per unit data)

	Three months ended September 30,
	2005	2004

Voyage revenue	$36,773	$28,648
Bareboat charter and other revenue	427	405
Total revenues	37,200	29,053

Voyage expenses	7,777	5,214
Vessel operating expenses	13,735	11,545
General and administrative expenses	4,051	2,429
Depreciation and amortization	5,487	5,369
Total operating expenses	31,050	24,557
Operating income	6,150	4,496
Interest expense, net	1,704	1,161
Other expense (income), net	(1)	(2)

Income before provision for income taxes	4,447	3,337
Provision for income taxes	199	200
Net income	$4,248	$3,137

General partner’s interest in net income	$85	$63

Limited partners’ interest in:

Net income	$4,163	$3,074
Net income per unit - basic and diluted	$0.47	$0.37
Weighted average units outstanding - basic	8,832	8,330
- diluted	8,891	8,339

Supplemental Operating Statistics

	Three months ended September 30,
	2005	2004
Local Trade:
Average daily rate (1)	$5,454	$5,583
Net utilization (2)	76%	74%

Coastwise Trade:
Average daily rate	$13,367	$11,603
Net utilization	91%	92%

Total Fleet
Average daily rate	$9,662	$9,329
Net utilization	84%	84%

(1) Average daily rate is equal to the net voyage revenue earned by a group of tank vessels during the period, divided by the number of days worked by that group of tank vessels during the period.

(2) Net utilization is equal to the total number of days worked by a group of tank vessels during the period, divided by total calendar days for that group of tank vessels during the period.

K-SEA TRANSPORTATION PARTNERS L.P.

Reconciliation of Unaudited Non-GAAP Financial Measures to GAAP Measures

(in thousands)

Distributable Cash Flow

Three months ended September 30, 2005

Net income	$4,248
Adjustments to reconcile net income to distributable cash flow :
Depreciation and amortization	5,487
Non-cash compensation cost under long term incentive plan	97
Deferred income tax expense	112
Maintenance capital expenditures (1)	(3,300)

Distributable cash flow	$6,644
Cash distribution in respect of the period	$5,799

Distribution coverage ratio	1.15

(1) - Maintenance capital expenditures represent the estimated cash capital expenditures necessary to maintain the operating capacity of the Partnership’s capital assets over the long term. This amount includes an allowance to replace the earning capacity of the vessels which are scheduled to phase out by January 1, 2015 under OPA 90.

Earnings before Interest, Taxes, Depreciation and Amortization,

and Net Loss on Reduction of Debt (EBITDA)

	Three months ended September 30,
	2005	2004

Net income	$4,248	$3,137
Adjustments to reconcile net income to EBITDA :
Depreciation and amortization	5,487	5,369
Interest expense, net	1,704	1,161
Provision for income taxes	199	200

EBITDA	$11,638	$9,867

K-SEA TRANSPORTATION PARTNERS L.P.

CONSOLIDATED CONDENSED BALANCE SHEETS

(in thousands)

	September 30, 2005	June 30, 2005
Assets
Current assets:
Cash and cash equivalents	$129	$88
Title XI escrow account	655	1,190
Accounts receivable, net	18,669	14,299
Prepaid expenses and other current assets	5,023	4,371
Total current assets	24,476	19,948

Vessels and equipment, net	234,497	235,490
Construction in progress	11,924	8,266
Title XI escrow account	1,570	1,570
Other assets	8,436	7,988
Total assets	$280,903	$273,262

Liabilities and Partners’ Capital
Current liabilities:
Current portion of long-term debt	$3,412	$2,897
Accounts payable and accrued expenses	17,684	14,723
Total current liabilities	21,096	17,620

Title XI bonds and term loans	65,857	63,996
Credit line borrowings	50,117	47,112
Deferred taxes	2,706	2,594
Total liabilities	139,776	131,322
Commitments and contingencies
Partners’ Capital	141,127	141,940
Total liabilities and partners’ captial	$280,903	$273,262

Contact K-Sea Transportation Partners L.P

John J. Nicola, Chief Financial Officer, 718 720-9306